                                                                     EXHIBIT 6.2
                         Agreement for the Provision of
                        Supervised Electronic Confinement
                                Program Services
                                September 1, 1996

                               CHANGE NOTICE No. 2

1. COUNTY and CONTRACTOR mutually agree to amend Part III of this Contract to add Section 46.0 entitled "Enforcement of Child Support Obligations" to read as follows:

                  "In order to comply with child support enforcement requirements of the County Of Orange, CONTRACTOR shall furnish to the ADMINISTRATOR within thirty (30) days of the award, or renewal, of this Contract:

                  (a) in the case of an individual CONTRACTOR, his/her name, date of birth, Social Security number, and residence address;

                  (b) in the case of a CONTRACTOR doing business in a form other than as an individual, the name, date of birth, Social Security number and residence of each individual who owns an interest of 10 percent or more in p. the contracting entity;

                  (b) a certification that the CONTRACTOR has fully complied with all applicable federal and State reporting requirements regarding its employees;

                  (c) a certification that the CONTRACTOR has fully complied with all lawfully served Wage and Earnings Assignment Orders and Notices of Assignment and will continue to so comply.

                  The failure of the CONTRACTOR to timely submit the data or Certifications required by Subsections (a), (b), (c) or (d), or to comply with all lawfully served Wage and Earnings Assignment Orders and Notices of Assignment shall constitute a material breach of the Contract, and failure to cure such breach within 60 calendar days of notice from the COUNTY shall constitute grounds for termination of the Contract.

                  It is expressly understood that this data will be transmitted to governmental agencies charged with the establishment and enforcement of child support orders, and for no other purpose.

                         Agreement for the Provision of
                        Supervised Electronic Confinement
                                Program Services
                                September 1, 1996
                               CHANGE NOTICE No. 1


         COUNTY and CONTRACTOR mutually agree to amend the nineteenth paragraph of Part 111, Section 5.1.5 of this Contract, to read as follows:

                  "Provide notification of all non-emergent tampers, equipment malfunctions, curfew violations, participant's early returns and other inconsistencies or violations of the schedules or rules established for the participants, to the ADMINISTRATOR on the following calendar day by 10:00 a.m., Pacific Time, along with a recommendation for continuance on program or removal."

In that this change does not materially affect the scope of work required under the Contract, the ADMINISTRATOR is authorized to prepare and sign this Change Notice pursuant to Section 26.1 of Part III, Section, 26.0 entitled "Changes and Amendments of Terms" of this Contract.

All other terms and conditions of this Contract shall remain in full force and effect.


BY:                                                      Dated:  3/7/97
 ADMINISTRATOR


BY                                                       Dated:  2/3/97
 Project Manager
SENTENCING CONCEPTS, INC.

FROM OC PROBATION 15:12 i4o, P.2

                     AGREEMENT BETWEEN THE COUNTY OF ORANGE
                                       AND
                            SENTENCING CONCEPTS, INC.
                              FOR THE PROVISION OF
               SUPERVISED ELECTRONIC CONFINEMENT PROGRAM SERVICES

         THIS AGREEMENT entered into this first day of September, 1996, which date is enumerated for purposes of reference only, is by and between the County of orange, a political subdivision of the State of California, hereinafter referred to as "COUNTY" and SENTENCING CONCEPTS, INC., a corporation, hereinafter referred to as "CONTRACTOR". This Agreement shall be administered by the County of Orange Correctional Administrator, hereinafter referred to as "ADMINISTRATOR".

                                   WITNESSETH:

         WHEREAS, COUNTY, through its Chief Probation Officer, is required by various State laws to supervise persons placed on probation; and

         WHEREAS, the orange County Board of Supervisors, pursuant to Resolution No. 89-425. has designated the Chief Probation Officer as the County Correctional Administrator; and

         WHEREAS, the Chief Probation Officer, as the County Correctional Administrator, is authorized under California Penal Code Sections 1203.016, 1208.2, 1208.3, 1208.5 and 2900.5 to contract with public or private agencies or entities for the provision of supervised electronic confinement /home detention services to adult, minimum security inmates and low risk offenders, committed to a county jail or other county correctional facility, or granted probation, or inmates participating in a work furlough program; and

         WHEREAS, CONTRACTOR is duly qualified to engage in the' business of providing Supervised Electronic: Confinement (SEC) Program services and warrants that it possesses the competence, expertise and personnel necessary to provide such services; and

         WHEREAS, CONTRACTOR is agreeable to the rendering of such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

FROM OC PROBATION 03.27.1997 15:17 No. 8 P. 4

                              BOARD OF SUPERVISORS
                            ORANGE COUNTY, CALIFORNIA
                                     MINUTES
                                 AUGUST 20,1996

APPROVAL OF AGREEMENTS WITH SENTINEL MONITORING CORPORATION
GENERAL SECURITY SERVICES CORPORATION AND SENTENCING CONCEPTS INC. FOR THE PROVISION OF SUPERVISED ELECTRONIC CONFINEMENT PROGRAM SERVICES: Probation Department requests approval of Agreements with Sentinel Monitoring Corporation, General Security Services Corporation and Sentencing g Concepts, Inc., for the provision of supervised electronic confinement to low risk adult offenders.

MOTION On motion by Supervisor Bergeson, seconded by Supervisor Steiner, the Board authorized the Chairman of the Board and the Chief Probation Officer to execute the Agreements with Sentinel Monitoring Corporation, General Security Services Corporation, and Sentencing Concepts, Inc., for the provision of Supervised Electronic Confinement to low risk adult offenders for a period of one year, September 1, 1996 through August .3 1, 1997, renewable for up to four additional years. MOTION UNANIMOUSLY CARRIED


ITEM NO. 15
FILE 16651
i

                     AGREEMENT BETWEEN THE COUNTY OF ORANGE
                                       AND
                            SENTENCING CONCEPTS, INC.
                              FOR THE PROVISION OF
               SUPERVISED ELECTRONIC CONFINEMENT PROGRAM SERVICES

         THIS AGREEMENT entered into this first day of September, 1996, which date is enumerated for purposes of reference only, is by and between the County of Orange, a political subdivision of the State of California, hereinafter referred to as "COUNTY" and SENTENCING CONCEPTS, INC., a corporation, hereinafter referred to as "CONTRACTOR". This Agreement shall be administered by the County of orange Correctional Administrator, hereinafter referred to as "ADMINISTRATOR".

                                   WITNESSETH:

         WHEREAS, COUNTY, through its Chief Probation Officer, is required by various State laws to supervise persons placed on probation; and

         WHEREAS, the Orange County Board of Supervisors, pursuant to Resolution No. 89-425, has designated the Chief Probation Officer as the County Correctional Administrator; and

         WHEREAS, the Chief Probation Officer, as the County Correctional Administrator, is authorized under California Penal Code Sections 1203.016, 1208.2, 1208.3, 1208.5 and 2900.5 to contract with public or private agencies or entities for the provision of supervised electronic confinement/home detention services to adult, minimum security inmates and low risk offenders, committed to a County jail or other county correctional facility, or granted probation, or inmates participating in a work furlough program; and

         WHEREAS, CONTRACTOR is duly qualified to engage in the business of providing Supervised Electronic Confinement (SEC) Program services and warrants that it possesses the competence, expertise and personnel necessary to provide such services; and

         WHEREAS, CONTRACTOR is agreeable to the rendering of such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

                              II. TABLE OF CONTENTS


PART                                                             PAGE
I.       TITLE PAGE
II.      TABLE OF CONTENTS . . . . . . . . . . . . . . . . . . .
III.     TERMS AND CONDITIONS. . . . . . . . . . . . . . . . . .
          1.0 Term . . . . . . . . . . . . . . . . . . . . . . .   4
          2.0 Contract Payments. . . . . . . . . . . . . . . . .   4
          3.0 Payment/Statement. . . . . . . . . . . . . . . . .   4
          4.0 Definitions. . . . . . . . . . . . . . . . . . . .   5
          5.0 Scope of Work. . . . . . . . . . . . . . . . . . .   9
          6.0 Personnel . . . . . . . . . . .. . . . . . . . . .  21
          7.0 Quality Control. . . . . . . . . . . . . . . . . .  25
          8.0 Quality Assurance. . . . . . . . . . . . . . . . .  26
          9.0 Hours of Operation . . . . . . . . . . . . . . . .  27
         10.0 County Furnished Property/Equipment. . . . . . . .  27
         11.0 Contractor Furnished Items . . . . . . . . . . . .  27
         12.0 Work Outside Scope of Contract . . . . . . . . . .  27
         13.0 Disputes . . . . . . . . . . . . . . . . . . . . .  27
         14.0 Tax Liability Limitation . . . . . . . . . . . . .  28
         15.0 Termination for Convenience of the County. . . . .  28
         16.0 Termination for Convenience of Contractor. . . . .  29
         17.0 Termination for Default of Contractor. . . . . . .  29
         18.0 Default for Insolvency . . . . . . . . . . . . . .  30
         19.0 Independent Contractor Status. . . . . . . . . . .  30
         20.0 Subcontracting . . . . . . . . . . . . . . . . . .  31
         21.0 Indemnification. . . . . . . . . . . . . . . . . .  31
         22.0 Insurance. . . . . . . . . . . . . . . . . . . . .  32
         23.0 Covenant Against Contingent Fees . . . . . . . . .  33
         24.0 Governing Laws . . . . . . . . . . . . . . . . . .  33
         25.0 Compliance With Laws . . . . . . . . . . . . . . .  34
         26.0 Changes and Amendments of Terms. . . . . . . . . .  34
         27.0 Assignment . . . . . . . . . . . . . . . . . . . .  35
         28.0 Gratuities . . . . . . . . . . . . . . . . . . . .  35
         29.0 Record Retention and Inspection. . . . . . . . . .  35
         30.0 Audit. . . . . . . . . . . . . . . . . . . . . . .  35
         31.0 Publicity. . . . . . . . . . . . . . . . . . . . .  35
         32.0 Notice of Delays . . . . . . . . . . . . . . . . .  36
         33.0 Validity . . . . . . . . . . . . . . . . . . . . .  36
         34.0 Waiver . . . . . . . . . . . . . . . . . . . . . .  36
         35.0 Notices. . . . . . . . . . . . . . . . . . . . . .  36
         36.0 Immigration Control Reform 1 Act of 1986 . . . . .  37
         37.0 Assurance of Compliance with Civil Rights Laws . .  37
         38.0 Nondiscrimination in Employment. . . . . . . . . .  37

                                       -2-

                                TABLE OF CONTENTS


PART                                                             PAGE

III. TERMS AND CONDITIONS (Continued)

         39.0 Conflict of Interest . . . . . . . . . . . . . . .  39
         40.0 Assurance of Compliance with The Americans with
              Disabilities Act . . . . . . . . . . . . . . . . .  39
         41.0 Confidentiality. . . . . . . . . . . . . . . . . .  39
         42.0 Contingent Funding . . . . . . . . . . . . . . . .  40
         43.0 Authorization Warranty . . . . . . . . . . . . . .  40
         44.0 Merger . . . . . . . . . . . . . . . . . . . . . .  40
         45.0 Entire Agreement . . . . . . . . . . . . . . . . .  40

IV. SIGNATURE PAGE . . . . . . . . . . . . . . . . . . . . . . .  40

V. TECHNICAL EXHIBITS. . . . . . . . . . . . . . . . . . . . . .
         Exhibit 1.0 - Performance Requirements Summary. . . . .
         Exhibit 2.0 - Confidentiality of CORI Information . . .
         Exhibit 3.0 - Employee Acknowledgement of Employer. . .
         Exhibit 4.0 - County Fee. . . . . . . . . . . . . . . .
         Exhibit 5.0 - SEC Rules and Regulation. . . . . . . . .
         Exhibit 6.0 - Program Fees. . . . . . . . . . . . . . .
         Exhibit 7.0 - Certificate of Compliance With Orange
                         County Conflict of Interest Policy. . .

                                       -3-

                         PART III. TERMS AND CONDITIONS

1.0 TERM

Subject to the termination. provisions set forth in Sections 15.0, 16.0, 17.0, 18.0, 20.0, 22.0, 23.0, 28.0, 38.0, and 42.0 herein, the term of this Contract shall be for a twelve (12) month period commencing on September 1, 1996, following approval thereof by the Orange County Board of Supervisors. This Contract may be extended upon mutual agreement between ADMINISTRATOR and CONTRACTOR for up to four (4) additional twelve (12) month periods, with a total service period. not to exceed five (5) years.

The term of the Contract may also be extended beyond the. stated five (5) year expiration date on a month-to-month basis, for a period of time not to exceed six (6) months., upon written request of ADMINISTRATOR and the written concurrence of CONTRACTOR. All terms of the Contract in effect at the time of extending the term shall remain in effect for the duration of the extension.

2.0 CONTRACT PAYMENTS

         2.1 The Contract payments set forth in Exhibit 4.0, attached hereto and incorporated herein by reference, and Sections 2.4 and 6.6.4 will be the total monetary amount payable by CONTRACTOR to COUNTY for COUNTY costs.

         2.2 CONTRACTOR guarantees that there will be no direct costs incurred by the COUNTY due to operation of this program including Probation Department staffing costs.

         2.3 During the first sixty (60) days of the Contract period, the monthly fee referenced in Exhibit 4.0 will be waived by COUNTY, in order to allow an initial start up period of referrals to CONTRACTOR. With the exception of Section 2.4, the first payment required of CONTRACTOR shall be due November 30, 1996, for the month of November, 1996.

2.4 CONTRACTOR shall pay COUNTY by November 1, 1996, an. amount equal to the payment referenced in Section 4.1 of Exhibit 4.0 as a deposit against the final non-refundable monthly fee.

3.0 PAYMENT/STATEMENT

CONTRACTOR shall pay COUNTY monthly in arrears the County fee referenced in
Section 2.0, above, and set 'forth in Exhibit 4.0, within 15 days after receipt of a COUNTY invoice. All payments shall be by check or draft issued and payable and mailed to:

                  Orange County Probation Department
                  P.O. Box 10178
                  Santa Ana, CA 92711
                  Attention: Orange County Correctional Administrator
                             Supervised Electronic Confinement Program

CONTRACTOR shall prepare monthly statements, which shall include the number of referrals, fees charged, and monthly gross receipts. All statements shall be submitted by the fifteenth (15) calendar day of the month and mailed to:

                  Orange County Probation Department
                  P.O. Box 10260 Santa Ana, CA 92711
                  Attention: Orange County Correctional Administrator
                             Supervised Electronic Confinement 'Program

4.0 DEFINITIONS

         4.1 Ability to Pay - As used herein, the term "ability to pay" shall mean the overall capability of the person to reimburse the costs, or a portion of the costs, of providing program services and shall include, but shall not be limited to, consideration of all of the following factors.

                  4.1.1 Present financial position including current income, assets, and debt;

                  4.1.2 Reasonably discernible future financial position. In no event shall the CONTRACTOR consider a period of more than ' six (6) months from the date of acceptance into the program f or purposes of determining reasonably discernible future financial position;

                  4.1.3 Likelihood that the person shall be able to obtain employment within the six (6) month period from the date of acceptance into the program; and

                  4.1.4 Any other factor that may bear upon the person's financial capability to reimburse the CONTRACTOR for the cost of the program. This shall include the person's estate and spousal income.

         4.2 Abscond - As used herein, the term "abscond" shall mean a violation of curfew guidelines and inability to be electronically monitored for more than four (4) hours.

         4.3 Assessment - As used herein, the term "assessment" shall refer to an evaluation of a defendant by the ADMINISTRATOR or his designee to determine suitability for participation in the Supervised Electronic Confinement Program, hereinafter referred to as "SEC".

         4.4 BAT - As used herein, the term "BAT" shall mean a breath alcohol testing device approved by the Department of Transportation.

         4.5 Case Manager - As used herein, the term "Case Manager" ,shall mean an employee of the CONTRACTOR whose responsibility it is to provide the highest level of service to the Courts and to ensure community safety. A case manager's duties shall include, but are not limited to, providing the participant with program rules and regulations; assessing participant's ability to pay program fees; ongoing monitoring and documenting the participants' compliance, or lack thereof, with court orders; rip-porting incidents of non-compliance and other reports as described in the SEC Rules and Regulations to the appropriate authorities.

         4.6 Contract Discrepancy Report (CDR) - As used herein, the term "Contract Discrepancy Report" shall mean a report prepared by the ADMINISTRATOR, or his designee, to inform the - CONTRACTOR of faulty service. A CDR requires a response from the CONTRACTOR within ten (10) days from date of receipt, or as otherwise specified by the ADMINISTRATOR, explaining the problem, outlining the remedial action being taken to resolve the problem and how recurrence -of the problem will be prevented.

         4.7 Curfew - As used herein, the term "Curfew" shall mean the hours during which a participant is required to be at the designated place of confinement, within range of the monitoring receiver.

         4.8 Days - As used herein, the term "Days" shall mean calendar days, not business or working days.

         4.9 Enrollment - As used herein, the term "Enrollment." shall mean the process of instructing a participant in the SEC Rules and Regulations, assessing fees, obtaining participant's signature on the CONTRACTOR'S individual enrollment agreement, attaching transmitter to the .participant and installing the equipment in the participant's home. Enrollment is not complete until a successful "transmit" message is received for the equipment in the participant's home by the CONTRACTOR'S Monitoring center.

         4.10 Financial Assessment - As used herein, the term "Financial Assessment" shall mean completing the form designed and provided by CONTRACTOR, and previously approved by COUNTY, which determines the participant's ability to pay those program fees as set forth in Exhibit 6.0, attached hereto and incorporated herein by reference.

         4.11 Hook-up - As used herein, the term "Hook-up" shall refer to that part of the enrollment process wherein the transmitter is fitted to the participant.

         4.12 Hours - As used herein, the term "Hours" shall mean -sequential 60 minute time frames.

         4.13 Indigent Offenders - As used herein, the term "Indigent Offenders" shall refer to those program participants who, after a financial assessment, are found to be unable to pay any program fees and, therefore, qualify for program participation at no fee.

         4.14 Installation - As used herein, the term "Installation" shall refer to that part of the enrollment process where the monitoring equipment is installed in the participant's home by an authorized employee of the CONTRACTOR, equipment switched on and successful transmit message received by CONTRACTOR'S monitoring center.

         4.15 Low-Risk offender - As used herein, the term "Low-Risk Offender" shall mean a probationer, as defined by the National Institute of Corrections Model Probation System; Which would include an individual whose criminal. record including the offense for which he has been referred to the SEC program, reflects no history of violence, drug sales or child molestation; or a work furlough inmate found suitable to participate in the SEC program.

         4.16 Mandatory Terms - As used herein, the terms "must" and "will" in this document are synonymous with "shall" and "mandatory".

         4.17 Minimum Security Inmate - As used herein, the term "Minimum Security Inmate" shall mean an inmate who by established local classification criteria, would be eligible for placement in a Type IV local detention facility, as described in Title 15 of the California Code of Regulations, or for placement into the community for work or school activities, or who is determined to be a minimum security risk under a classification plan developed pursuant to Section 1050 of Title 15 of the California Code of Regulations.

         4.18 Orientation - As used herein, the term "Orientation" shall , refer to that part of the enrollment process where the participant is instructed in the program guidelines, a fee assessment is completed, participant signs required documents to be accepted into the program, and arrangements are made for the installation of the monitoring equipment.

         4.19 Rules and Regulations- As used herein, the term "Rules and Regulations" shall mean the Rules and Regulations, including the terms and conditions, of the SEC program, as approved and adopted by the Board of Supervisors, pursuant to California Penal Code Section 1203.016, and as set forth in Exhibit 5.0, attached hereto and incorporated herein.

         4.20 Subcontractor - As used herein, the use of the term
"Subcontractor" shall mean any person, entity, or organization to which the CONTRACTOR has delegated any of its obligations hereunder.

         4.21 System - As used herein, the term "System" shall mean all hardware, software, services and documentation (including all enhancement thereto), developed for the COUNTY's Supervised Electronic Confinement Program.

         4.22 Tamper Alarm - As used herein, the term "Tamper Alarm" shall mean the ability of the monitoring equipment installed in the participant's designated place of confinement to notify the central station of any equipment interference.

          4.23 SEC Program - As used herein the term "SEC program" shall be synonymous with the term "home detention program." The SEC program shall be operated in accordance with the provisions of California Penal Code Section 1203.016. Those individuals desiring consideration for participation in the SEC program in orange County must be evaluated by the ADMINISTRATOR for program eligibility/suitability. Further, the ADMINISTRATOR "shall have the sole discretionary authority to permit program participation as an alternative to physical custody" pursuant to Penal Code .Section 1203.016(d)(2).

         Given the State Legislature's intent that "home detention programs established under this section maintain the highest public confidence, credibility, and public safety, 11 "no public or private agency or entity may operate a home detention program in any county without a written contract with that county's correctional administrator" pursuant to .Penal Code Section 1203.016(j)(2). Accordingly, no public or private agency or entity may operate a SEC program in Orange County without a written contract with the ADMINISTRATOR.

         The population of the SEC program in Orange County shall be limited to "minimum security inmates and low-risk offenders committed to a county jail or other county correctional facility or granted probation, or inmates participating in a work furlough program" pursuant to Penal Section 1203.'016 (a).

         Individuals not sentenced by the courts or not, granted probation (formal, summary, relief of supervision, or informal), shall not be eligible for participation in the SEC program and therefore shall not be under the auspices of the ADMINISTRATOR. Consequently, electronic monitoring programs associated with civil restraining orders, bail release of non-probationers, or electronic monitoring for individuals not convicted of a crime shall not be within the purview of the ADMINISTRATOR'S oversight.

5.0 SCOPE OF WORK

CONTRACTOR RESPONSIBILITIES

5.1 General

         5.1.1 CONTRACTOR shall provide full electronic monitoring/home detention services (including, but not limited to, orientation, enrollment, consultation, monitoring, specified equipment,. installation, notification, documentation and support services) for Court sentenced participants on a daily twenty-four (24) hour continuous basis.

         5.1.2 For purposes of this Contract, the term "consultation" shall be interpreted to include: (1) the CONTRACTOR sharing with the COUNTY information relating to research findings and new developments in the electronic monitoring industry; and (2) meeting, in person, with the program participant as described in Sections 5.1.5 and.5.1.6.4.

         5.1.3 CONTRACTOR shall be responsible for the daily twenty-four (24) hour continuous electronic monitoring of program participants. CONTRACTOR will be expected to provide: (1) a means of verifying all departures from and returns to the place of confinement; and ' (2) notification to the ADMINISTRATOR or his designee, of the probable violation of the sentencing conditions. within the time limits established in this Contract.

Notification shall include, but not be limited to, name, case number and offense, court and judge, with date and description of incident. Since any violation of compliance may have a negative consequence for the program participant the monitoring systems provided by CONTRACTOR must have a very high degree of Reliability and dependability.

         5.1.4 The following are mandatory equipment and system requirements:

         Receiver must be equipped with a minimum twelve (12) hour battery back-up.

         Receiver must be sealed and tamper resistant

         Transmitter attached to the participant will be as inconspicuous as possible.

         Transmitter battery must have a minimum life expectancy of one (1) year at the time of installation.

         Transmitter and strap must both be equipped with tamper alarm.

         Transmitter must be waterproof and hypoallergenic.

         Transmitter attached to program participant will have a non-erasable program identification marking which will identify the CONTRACTOR and give a central telephone number.

         Equipment must be simple in design, cost effective and insured.

         All monitoring activity from equipment at participant's residence shall be reported to CONTRACTOR'S monitoring center through a toll free (1-800) telephone line.

         Monitoring system software must be password protected.

         Monitoring system must have flexible curfew scheduling capability tot accommodate work/school schedules, counseling, medical, and other authorized appointments.

         Monitoring system must provide for selective pager calls and twenty-four (24) hour pager alert for case managers.

         Monitoring system must provide expansion capability.

         Monitoring system must provide custom event printouts; e.g., curfew violations, tampers and loss of service.

         A routine radio frequency (RF) check must be performed automatically a minimum of every four (4) hours to verify that the electronic monitoring equipment is performing to specifications.

         In the event CONTRACTOR learns of the development of new, improved equipment or procedures, which COUNTY feels would be beneficial, CONTRACTOR agrees to field test, on a pilot basis, at the request of COUNTY, improved equipment or procedures.

5.1.5 CONTRACTOR shall comply with the SEC Rules and Regulations, attached hereto as Exhibit 5. 0 and incorporated herein by reference, to assist in completing the required functions of the Supervised Electronic Confinement Program as approved by COUNTY.' CONTRACTOR will provide and document the following support services:

                  Enroll program participants by the date specified by the ADMINISTRATOR or his designee.

                  Provide program participants with written program Rules and Regulations, participant complaint procedures, and equipment instructions at the time of enrollment.

                  Obtain program participant's written consent to participate in the program and to comply with the Rules and Regulations of the program at the time of enrollment. This shall be accomplished by obtaining participant's signature on the form entitled "Terms and Conditions For Supervised Electronic Confinement," as set forth in Exhibit 5.0, attached hereto and incorporated herein by reference.

                  Complete a written financial assessment during program orientation to determine the fees that the individual must pay for program services. Fee establishment will be in accordance with Exhibit 6.0, and will include the review of income, available assets debt, and other pertinent financial data, including spousal income.

                  CONTRACTOR shall set the amount, frequency and method of payment of fees for participation in the SEC program based on ability to pay, and shall modify or suspend fee obligations * based on any subsequent change of circumstances.

                  CONTRACTOR shall implement the established sliding fee scale to determine the daily program fee based on the participant's ability to pay in accordance with Exhibit 6.0, entitled "Daily Program Fees Supervised Electronic Confinement Program" attached hereto and incorporated herein by reference.

                  In accordance with Penal Code Section 1208.2(g) CONTRACTOR SPECIFICALLY ACKNOWLEDGES THAT NO OFFENDER SHALL 13E DENIED CONSIDERATION FOR, OR BE REMOVED FROM, PARTICIPATION IN THE SEC PROGRAM BECAUSE OF AN INABILITY TO PAY PROGRAM FEES. CONTRACTOR FURTHER ACKNOWLEDGES THAT IT MUST INCLUDE PROVISION OF SERVICE TO INDIGENT OFFENDERS.

                  In the event of any dispute as to the amount, frequency or method of payment of fees, CONTRACTOR shall refer the matter to the ADMINISTRATOR to resolve any fee disputes.

                  If the participant and the ADMINISTRATOR, or his designee, are unable to come to an agreement regarding the participant, s ability to pay, as to amount, frequency or method of payment of fees, the ADMINISTRATOR shall so advise the appropriate Court, which shall then resolve any fee disputes pursuant to California Penal Code Section 1208.2(h).

                  In accordance with Penal Code Section 1208.2 (f) , CONTRACTOR acknowledges that the ADMINISTRATOR, or his designee, shall have the option to waive the program. fees when deemed necessary, justified, or in the interests of justice. The program fees may be modified or waived at any time 'based on the changing financial position of the participant.

                  Once an agreement to pay a specified amount has been reached with the participant, obtain participant's signature on a fee, agreement form, which specifies the amount and frequency of payment.

                  CONTRACTOR acknowledges that at any time during a participant's sentence, the participant may request the ADMINISTRATOR, or his designee, to modify or suspend the payment of fees based on a change of circumstances regarding ability to pay under Penal Code Section 1208.2(g).

                  If participant willfully fails to pay program fees after signing a fee agreement, and has not requested a fee reduction evaluation, CONTRACTOR may seek to remove the participant from the SEC program by providing notification to the ADMINISTRATOR. The ADMINISTRATOR, if unable to obtain, compliance from the participant, may, without further order of the Court, immediately retake the participant into custody to serve the balance of his or her sentence pursuant to Penal Code Section 1203.016(b).

                  CONTRACTOR shall specifically comply with the provisions of California Penal Code Section 1208.2 relating to fee collection. CONTRACTOR shall be responsible for the collection of all fees from the participant, and shall not be required to deposit fees directly into the COUNTY general fund.

                  Establish and maintain participant case files in compliance with Probation Department's SEC Rules and Regulations, Exhibit 5.0, attached hereto and incorporated herein by reference.

                  Assign and install active monitoring equipment, utilizing a random contact backup system, to all participants within timelines established by the ADMINISTRATOR.. All equipment utilized must be pre-approved by the ADMINISTRATOR. In accordance with California Penal Code Section 1203.016(b), CONTRACTOR and COUNTY agree that such equipment shall not be used to eavesdrop or record any telephone conversations.

                  Monitor participant's adherence to the Supervised Electronic Confinement Program

                  Rules and Regulations and report compliance and noncompliance to the ADMINISTRATOR as described in Probation Department's SEC Rules and Regulations. CONTRACTOR' S FAILURE TO REPORT AND/OR DOCUMENT ACCURATELY EACH INCIDENT OF NONCOMPLIANCE BY A PARTICIPANT, AS REQUIRED BY SEC RULES AND REGULATIONS, SHALL BE CONSIDERED A MATERIAL BREACH OF THIS CONTRACT.

                  Provide notification of all non-emergent tampers, equipment malfunctions, curfew violations, participant's early returns and other inconsistencies or violations of the schedules or rules established for the participants, to the ADMINISTRATOR on the following calendar day by 7:30 a.m., Pacific Time, along with a recommendation for continuance on program or removal.

                  Notify the ADMINISTRATOR immediately, within one hour, of any emergency situation, including evidence that the participant has absconded, the steps taken to ensure the health and safety of the participants and the public, and take such action as deemed necessary by the ADMINISTRATOR.

                  Track and report participant's adherence to other conditions of probation or orders of the court, which will include, but not be limited to, counseling, drug/alcohol testing and required education.

                  Maintain complete and accurate records regarding:

                           CONTRACTOR'S program expense and income information.

                           Participant orientation, enrollment, financial assessment and payment information.

                           Participant compliance or lack of compliance.

                           Staff training.

                           Assignment, installation, replacement, and removal of participant's electronic monitoring equipment.

                           Electronic monitoring equipment inventory and maintenance service of each piece of equipment.

                           All information as required in the Probation
                           Department's SEC Rules and Regulations.

                  Provide staff to install and remove equipment within established time frames as described in Section 5.1.5.

                  Provide repair and/or replacement of equipment within twenty-four (24) hours of discovery of a malfunction. Provide a plan for monitoring the participant during period of time equipment is not functioning properly; place documented telephone calls to the participant every two (2) hours until equipment is repaired or replaced.

                  Provide documented telephonic response to tamper alarms within five (5) minutes of occurrence. After initial contact, place documented telephone calls to the participant every two (2) hours until tamper is reset or transmitter replaced. Replacement, if necessary, must occur within twenty-four (24) hours of initial tamper alarm.. Replacements, repairs and resets must be documented.

                  Provide consultation, training, and literature to participant when deemed appropriate by ADMINISTRATOR or his designee.

                  Be available, at no cost to the COUNTY, when and if testimony regarding a program participant is required in any judicial proceeding.

                  Provide access, at any time, for Probation Department staff to inspect records, offices or facilities being maintained in conjunction with this program.

                  Keep the Probation Department advised of innovations, including, but not limited to, new features, software, and equipment in the electronic monitoring industry.

                  Additional services may be requested of the CONTRACTOR upon written request of

                  ADMINISTRATOR and the written concurrence of CONTRACTOR prior to provision of service.

                  Provide California Department of Transportation approved Breath Alcohol Testing (BAT) device, either separately, or in conjunction with electronic monitoring.

                  Provide written internal procedures to document the receipt and resolution of client disputes. Any disputes not resolved through this process within ten (10) business days of the receipt of the dispute by the CONTRACTOR will be referred to the ADMINISTRATOR for mediation in accordance with Section 13.0.

                  Investigate and respond to ADMINISTRATOR in writing within five (5) business days from receipt of a complaint whenever ADMINISTRATOR refers a complaint. The response shall include a statement of the facts, whether the allegation is true or false, disciplinary action taken, if applicable, and controls to prevent reoccurrence of the problem.

         5.1.6 Other CONTRACTOR Responsibilities shall include but not be limited to:

                  5.1.6.1 CONTRACTOR shall be responsible for administering its own fund for participants determined to be indigent offenders, and shall absorb any associated costs. An indigent offender accounting report shall be submitted to the ADMINISTRATOR in writing each month.

                  5.1.6.2 CONTRACTOR is authorized to collect a program participation fee of no more than the equivalent of f if teen
                  (15) billable days in accordance with Exhibit 6. 0, plus enrollment and installation fees in accordance with Section 5.1.6.3, from each participant if the period of participation is less than fifteen (15) days. The program participation fee shall be in lieu of the daily program fee set forth in Exhibit
                  6. 0

                  5.1.6.3 CONTRACTOR may attempt to recover only the following administrative fees in a addition to the daily program fee from program participants:

                                    A one-time maximum enrollment fee of $30.

                                    A change of address fee of $30. All change of address requests must be approved by the ADMINISTRATOR. prior to relocation of equipment.

                                    An equipment repair or replacement fee for damaged or lost equipment. Program participants shall not be charged more than the actual repair or replacement cost, which may include parts, labor and mileage, in an amount not to exceed the currently authorized Internal Revenue Service rate.

                                    Installation fee of $35, plus mileage in an amount not to exceed the currently authorized Internal Revenue Service rate.

                  5.1.6.4 CONTRACTOR shall see electronically monitored participants in person a minimum of once per month.

                  5.1.6.5 At the discretion of the ADMINISTRATOR, if, for any reason, CONTRACTOR cannot, within the timelines specified herein provide an adequate number of electronic monitoring units to accommodate its referrals, the ADMINISTRATOR may require another contractor awarded an SEC contract to assume supervision responsibility for those referrals without electronic monitoring units.

COUNTY RESPONSIBILITIES

5.2 COUNTY shall provide Probation Department staff , whose duties shall include:

         5.2.1 Evaluating sentenced defendants who are recommended by the Court or applying for the program from custody to determine suitability for the Supervised Electronic Confinement Program. This evaluation process will include:.

                  Interviewing defendant and determining eligibility for program participation;

                  Accessing, interpreting and evaluating criminal history information;

                  Completing a risk assessment scale; and

                  Advising the defendant of the provisions of California Penal Code Section i203. 0 16 (b) (4); namely that the participant shall agree that the ADMINISTRATOR in charge of the county correctional facility from which the participant was released may, without further order of the court, immediately retake the person into custody to serve the balance of his or her sentence if the electronic monitoring or supervising devices are unable for any reason to properly perform their function at the designated place of confinement, if the person fails to remain within the place of confinement as stipulated in the Terms and Conditions agreement, if the person willfully fails to pay fees to the provider of electronic confinement services, as stipulated in the SEC Terms and Conditions subsequent to the written notification of the participant that the payment has no'.-. been received and that return to custody may result, or if the person for any other reason no longer meets the established criteria. A copy of the SEC Rules and Regulations, including the Terms and Conditions, shall be signed by and delivered to the participant and a copy retained by the ADMINISTRATOR.

                  Reporting defendant's suitability for program participation to the Court and the CONTRACTOR.

5.2.2 The ADMINISTRATOR or his designee, shall have the sole discretionary authority to permit program participation as an alternative to physical custody. All persons recommended by the Court to participate in the SEC program who are denied participation or all persons removed from program participation shall be notified in writing by the ADMINISTRATOR or his designee of the specific reasons for the denial or removal. The notice of denial or removal shall include the participant's appeal rights, as established by Probation Department policy.

5.2.3 Acting as liaison and consultant between Probation, CONTRACTOR, and the Court. This will. include:

         Meeting with Courts and other criminal justice agency representatives; and

                  Conducting on-site inspections and audits to review and monitor all program corn- components including, but not limited to, participant case files, monitoring records, and other records to ensure CONTRACTOR'S compliance to Contract provisions.

5.2.4 The ADMINISTRATOR shall conduct an annual review on July 1 of each year this Contract is in effect, to ensure compliance with requirements set forth herein and approved by the Board of Supervisors and for adjustment of the financial responsibility requirements if warranted by caseload changes or other factors, pursuant to Penal Code Section 1203.016(j)(3)(B)(iii). Said adjustment shall be within the sole discretion of ADMINISTRATOR.

5.3      Other COUNTY Responsibilities shall be as follows:

         5.3.1 The Probation Department agrees to work 'with the Court if it appears that an inordinate number of indigent participants are being referred to the program, or if too few paying participants are referred, and 'the program is in jeopardy of financial losses.

         5.3.2 Participants in the Supervised Electronic Program will be advised by the Confinement (SEC) Probation Department that the SEC program is a voluntary program and failure to abide by the terms and conditions of the program, including payment of fees, may result in participants, termination from the program and return to jail to serve the remainder of their sentences. The Probation Department will recommend to the Courts that they give the same advisement to participants.

         5.3.3 In the event that more than one (1) contractor is awarded a contract to provide Supervised Electronic Confinement services, ADMINISTRATOR will advise participants that they will be assigned to a contractor based upon the date and time of their application, and will not be allowed to choose between existing contractors. Assignment of participants to CONTRACTOR will be in accordance with Section 5.8, below.


5.4      Program objective:

It is mutually understood and agreed that the primary objective of the Supervised Electronic Confinement Program is to provide complete and highly reliable electronic monitoring/home detention services as an effective alternative to incarceration.

5.5 Target Population:

It is mutually understood and agreed that:

         This program will basically serve as a sanction for adult minimum security and low-risk offenders committed to Orange County Jail or' other County correctional facilities, or granted probation, or inmates participating in work furlough from Orange County Courts, as specified in Section 4.23 of this Contract.

         Offenders considered for program participation will be primarily those charged with non-violent misdemeanors, civil contempt, or non-violent felonies, such as auto theft, low grade auto and commercial burglaries, drunk driving, welfare fraud, etc.

         ADMINISTRATOR will generally exclude from participation offenders with a history of violence, convicted of violent felonies, convicted of drug sales, or convicted of child molestation.

         Participation in the Supervised Electronic' Confinement Program will be subject to determination on an individual case basis by the ADMINISTRATOR when home confinement appears to be an alternative to jail.

         ADMINISTRATOR shall not consider a person's ability or inability to pay all or a portion of the program fee for the purposes of granting or denying a person's participation in, or assigning a person to, the Supervised Electronic Confinement Program.

         ADMINISTRATOR shall provide a copy of the Probation Department's SEC Rules and Regulations to CONTRACTOR.

         Suitable disabled offenders or those with medical restrictions may also participate in the program, as well as caretakers of others who may need to remain at home.

5.6      Referrals:

         CONTRACTOR SHALL NOT ACCEPT PARTICIPANTS TO THIS PROGRAM WITHOUT REFERRAL FROM THE ADMINISTRATOR. CONTRACTOR SPECIFICALLY AGREES THAT THE AUTHORITY TO DETERMINE ELIGIBILITY FOR THE SUPERVISED ELECTRONIC CONFINEMENT PROGRAM IS VESTED SOLELY IN THE ADMINISTRATOR OR HIS DESIGNEE PURSUANT TO PENAL CODE , SECTION 1203.0116 (d). FURTHER, CONTRACTOR SHALL ACCEPT ALL PARTICIPANTS REFERRED TO CONTRACTOR BY ADMINISTRATOR.

5.7      Target Area:

         The target area for the SEC Program shall be the Counties of Orange, Los Angeles, San Bernardino, Riverside and San Diego where a program participant resides while under the jurisdiction of the Orange County Courts. Limited exception to the above-noted counties will be determined by the ADMINISTRATOR as capability to serve other areas is demonstrated by CONTRACTOR and by ADMINISTRATOR.

         CONTRACTOR shall be required to provide a plan that demonstrates its ability to monitor program participants residing within the State of California. The plan should include current and proposed corporate offices, monitoring centers and case management facilities where participants would report. CONTRACTOR must continuously maintain a reporting facility in Orange County for participants.

5.8      Case Assignment:

         In the event more than one contractor is awarded a Contract for the provision of SEC services, each contractor will be assigned participants on a "rotational" basis, in sequential order.

         ADMINISTRATOR or his designee will refer program applicants to each contractor in the order in which the applicants are logged for program participation referral, without regard to income, place of residence, or Court of jurisdiction.

         The assignment will be based upon the total scores (Phases I and II) which the contractor received in the SEC Request for Proposal evaluation; i.e. the highest scorer will receive the first referral logged for program participation; the second highest scorer will receive the second referral; the third highest scorer will receive the third referral, and continuing in that sequence with all subsequent referrals. CONTRACTORS may trade assigned inmates with the approval of the ADMINISTRATOR.


6.0      PERSONNEL

         6.1      Key County Personnel

                  6.1.1    Project Director

                           The ADMINISTRATOR's designee shall serve as the Project Director with full authority to monitor CONTRACTOR's performance in the daily operation of this Contract.

                  6.1.2 The Project Director shall provide direction to CONTRACTOR in areas relating to policy, information and procedural requirements.,

                  6.1.3 The Project Director is not authorized to make any changes in the terms and conditions of this Contract and is not authorized to obligate the COUNTY in any way whatsoever beyond the terms of the Contract except as provided in Section 26.0 hereunder.

                  6.1.4 The ADMINISTRATOR will inform the CONTRACTOR of the name, address and telephone number of the Project Director at the time this Contract is awarded, and at the time of any subsequent changes in the assignment of personnel

6.2      Key Contractor Personnel

         CONTRACTOR SHALL NOT EMPLOY, IN ANY CAPAC1TY, ANY PARTICIPANT IN THE SUPERVISED ELECTRONIC CONFINEMENT PROGRAM.

         6.2.1.   Project Manager

                  CONTRACTOR shall provide its own full-time officer or employee, as on-site Project Manager. The Project Manager and an approved alternate shall be assigned on site locally Monday through Friday and available by pager for telephone contact twenty-four (24) hours a day,' Monday through Sunday, including all holidays. The Project Manager shall provide overall management and coordination of contract services on the CONTRACTOR's behalf, shall act as the central point of contact with the Probation Department, and have access to technical assistance at all times.

                  When the Project Manager described above cannot be present, and with prior approval of the COUNTY Project Director, an equally qualified individual shall be designated to act for the Project Manager.

         6.2.2 The Project Manager or approved alternate shall have full authority to act for the CONTRACTOR on all contract matters relating to this daily operation of the contract services.

         6.2.3 The Project Manager or approved alternate shall be available during normal weekday work hours, 8 a.m. to 5 p.m., to meet with COUNTY personnel designated by the COUNTY to discuss problem areas.


         6.2.4 The Project Manager must have a minimum of twelve (12) months of demonstrated previous experience in the management and operation of electronic monitoring/home detention services or functions of similar scope.

         6.2.5 COUNTY shall have the right to review the qualifications and approve the Project Manager and any replacement recommended by CONTRACTOR.

         6.2.6 CONTRACTOR shall inform the COUNTY Project Director, in writing within ten (10) business days, o f any change of Program Manager and provide evidence of the replacement's qualifications.

6.2      Other Contractor Personnel

         6.3.1 CONTRACTOR shall be responsible for providing competent trained staff to fulfill the services required under this Contract. Training shall include, but not be limited to, policies and procedures, equipment and monitoring, case management techniques, documentation procedures, participant compliance procedures, and participant fee assessment procedures, and knowledge of applicable legal statutes.

         6.3.2 CONTRACTOR'S staffing ratio for case managers must be maintained at one (1) case manager for every fifty (50) program participants, plus or minus 10%.

         6.3.3. All operational personnel shall be able to speak, read, write, and understand English.

         6.3.4. CONTRACTOR shall demonstrate the ability to provide services for non-English speaking participants.

         6.3.5. CONTRACTOR shall ensure that by the first day of employment, all persons with access to its computer system, database or records of participants monitored by this system have signed the acknowledgement form regarding confidentiality, attached hereto as Exhibit :2.0 and, incorporated herein by reference, that meets the standards of the Probation Department for COUNTY employees having access to confidential criminal offender record information (CORI). CONTRACTOR shall retain the original CORI form and forward a copy to COUNTY Project Director within five (5) business days of start of employment.

         6.3.6 CONTRACTOR shall inform COUNTY's Project Director, in writing, within ten (10) business days, of any change in CONTRACTOR'S personnel assigned to perform any work on this program. CONTRACTOR shall provide employee rosters, on a monthly basis, to the COUNTY's Project Director.

6.4      Contractor Employee Acceptability

         The COUNTY reserves the right to preclude the CONTRACTOR from employment or continued employment of any individual. The CONTRACTOR shall be responsible for removing and replacing any employee within twenty-four (24) hours when requested to do so by the COUNTY Project Director.

6.5      Employee Benefits and Acknowledgement of Employer

         6.5.1 CONTRACTOR shall be solely responsible for providing to, or on behalf of its employees, all legally required employee benefits. The acknowledgement attached hereto as Exhibit 3.0 and incorporated herein by reference, that each employee understands that they are an employee of CONTRACTOR and not of COUNTY must be signed by each employee of CONTRACTOR employed at the site by the first day of his or her employment. *Original acknowledgment must be kept by the CONTRACTOR and a copy must be filed within five (5) business days of said employment with the COUNTY Project Director.

         6.5.2 COUNTY shall not assume any liability for the payment of salaries, wages, benefits, or other compensation to, or on behalf of, any personnel provided by the CONTRACTOR.

6.6      Employee Criminal Records and Notices

         CONTRACTOR shall be responsible for ongoing implementation and monitoring of sub-sections 6.6.1 through 6.6.4. On at least a quarterly basis, CONTRACTOR shall report, in writing, monitoring results to ADMINISTRATOR, indicating compliance or problem areas. Elements of this monitoring report shall receive prior written approval 'from ADMINISTRATOR or his designee.

6.6.1 No personnel employed by the CONTRACTOR for this program or having access to Probation Department information or records shall have. a criminal arrest or conviction record unless such record has been fully disclosed and ADMINISTRATOR has approved employment.

6.6.2 CONTRACTOR shall be under a continuing obligation to disclose any prior or subsequent criminal arrest or conviction record information regarding any CONTRACTOR employee assigned to this Contract or having access to information pertaining to this Contract to ADMINISTRATOR.

6.6.3 CONTRACTOR shall submit names of its employees working in the SEC program to the ADMINISTRATOR within five (5) business days of the Sale of hire. ADMINISTRATOR will schedule an appointment to conduct a background investigation/record check based on fingerprints of employees and further reserves the right to conduct a background investigation of CONTRACTOR'S I S employees at any time.

6.6.4 When the COUNTY is charged A fee by the State of California or a federal agency to perform a fingerprint record check of a CONTRACTOR'S employee, COUNTY will bill CONTRACTOR to recover actual expenses. The current cost for this service is $32.00. . This amount is subject to change upon notification from the State or federal agencies conducting the fingerprint record check. This amount shall be in addition to the CONTRACTOR'S monthly fee as set forth in Exhibit 4.0 and referenced in
         Section 2.0.

7.0      QUALITY CONTROL

CONTRACTOR shall establish and maintain a Quality Control Plan to ensure that the requirements of the Contractor met. An updated copy must be provided to the COUNTY Project Director on or before the effective date of this Contract, and as changes occur. The original plan and any future amendments are subject to COUNTY review and approval and shall include, but. not be limited to:

         7.1 A functional performance test and evaluation of the electronic 'monitoring equipment, with documented results,

                                       -25
         each time the equipment is issued to and returned by a program participant; CONTRACTOR will provide a written plan describing how its systems will be -tested and' how performance standards will be met.

         7.2 An inspection system assuring ongoing delivery of services; it must specify the activities to be audited/inspected on either a scheduled or unscheduled basis, haw often audits/inspections will be accomplished, the title of the individual(s) who will perform and I the audits/ inspections and the methods for identifying and preventing deficiencies in the quality of the system. All audits/ inspection results must be documented and available for review by COUNTY during normal business hours.

         7.3 A computerized method of tracking equipment inventory, maintenance, battery life, and service records specific to each piece of equipment in accordance with suggested manufacturers' maintenance specifications.

         7.3 A method for ensuring uninterrupted SEC program service in the event of a strike of CONTRACTOR'S employees.

         7.5 A method f or - ensuring that of f ender record confidentiality is maintained.


8.0       QUALITY ASSURANCE

The COUNTY will evaluate CONTRACTOR'S performance under this Contract using the quality assurance procedures specified in Exhibit 1.0 attached hereto and incorporated herein by reference, or such other procedures as may be necessary to ascertain CONTRACTOR compliance with this Contract.

         8.1 A Contract Discrepancy Report (CDR) will be issued by the COUNTY Project Director when a performance requirement is not met. CONTRACTOR shall also complete a Contract Discrepancy Follow-up Report explaining in writing how and when performance will be returned to acceptable levels and how the recurrence of the problem will be prevented.

         8.2 Monitoring techniques used by the COUNTY to determine the quality of CONTRACTOR'S performance include, but, are not limited to:


                           Random sampling inspections
                           100% inspections
                           Periodic reports
                           Site visits

         8.3 The COUNTY Project-Director may assess adjustments and/or liquidated damages involving CONTRACTOR'S non-compliance as provided in Exhibit 1.0, "Performance' Requirements Summary", attached hereto and incorporated herein by reference.

         8.4 CONTRACTOR shall have the right to appeal such decision involving the assessment of adjustments or liquidated damages, in writing to the ADMINISTRATOR within five (5) business days of said notice.
                  The decision of the ADMINISTRATOR shall be final.

         8.5 At ADMINISTRATOR'S direction, the COUNTY Project Director shall chair a steering committee consisting of designated Probation Department staff and a Project Manager for each contractor awarded an SEC contract. The committee shall meet on a monthly basis to discuss operational procedures, and advise the ADMINISTRATOR. A concerted effort will be made to resolve all problems identified. Whenever meetings are held, the written minutes shall be taken by Probation Department staff and distributed to the contractor(s).

9.0       HOURS OF OPERATION

         The CONTRACTOR shall provide electronic monitoring/home detention services for program participants on a daily twenty-four (24) hour continuous basis.

10.0     COUNTY FURNISHED PROPERTY/EQUIPMENT

         The COUNTY shall not provide CONTRACTOR with real property and/or equipment necessary to operate this Contract.

11.0     CONTRACTOR FURNISHED ITEMS

         CONTRACTOR shall furnish all personnel and equipment necessary to perform all services required by this Contract.

12.0     WORK OUTSIDE OF SCOPE OF CONTRACT

         CONTRACTOR agrees that any work performed outside the scope of this Contract, without the prior written approval of COUNTY in accordance with Section 26, entitled "Changes and Amendments of Terms", shall be deemed to be a gratuitous effort on the part of the CONTRACTOR, and the CONTRACTOR shall have no claim therefore against the COUNTY.

13.0     DISPUTES

         Any disputes between CONTRACTOR and the COUNTY regarding the performance of services hereunder shall be mutually resolved by the COUNTY Project Director and the CONTRACTOR'S Program Manager. In the event no mutual agreement can be reached, the decision of the ADMINISTRATOR shall prevail.

14.0     TAX LIABILITY LIMITATION

         COUNTY shall have no liability or responsibility for any taxes including, without limitation, sales, income and/or property taxes which may be imposed in connection with or resulting from this Contract or CONTRACTOR'S performance hereunder.

15.0     TERMINATION FOR CONVENIENCE OF THE COUNTY

         15.1 Performance of services under this Contract may be terminated by COUNTY in whole or in part, when such action is deemed by COUNTY to be in its best interest. Termination of work shall be effected by delivery to CONTRACTOR of a sixty (60) day written Notice of Termination specifying the extent to which performance of work is terminated, and the date upon which such termination becomes effective.

         15.2 After receipt of the Notice of Termination and except as, otherwise directed by COUNTY, CONTRACTOR shall:

                  15.2.1 Stop services under this Contract on the date and to the extent specified in the Notice of Termination.

                  15.2.2 Complete performance of that part of the work k that is not terminated by the Notice of Termination.

         15.3 After receipt of a Notice of Termination, CONTRACTOR shall submit to COUNTY, in the form and with the certifications as may be prescribed by COUNTY, its final termination statement. Such statement shall be submitted promptly, but not later than three (3) months from the effective date of termination. Upon failure of CONTRACTOR to submit its termination statement within the time allowed, COUNTY may -determine on the basis of the information available to COUNTY, the amount, if any due to COUNTY with respect to the termination and such determination shall be final. After such determination is made, CONTRACTOR shall. pay COUNTY the amount so determined.

         15.4 Subject to the provisions of the paragraph immediately above, COUNTY and CONTRACTOR shall negotiate an equitable amount to be paid COUNTY as a result of the total or partial termination of work pursuant to this Section. Said amount may include a reasonable allowance for CONTRACTOR'S profit on work done but shall not include an allowance on work terminated. CONTRACTOR shall pay the agreed amount; subject to other limitations and provided that such amount shall not exceed the total funding obligated under this Contract as reduced by the amount of payments otherwise made and as further reduced by the contract price of work not terminated.

16.0     TERMINATION FOR CONVENIENCE OF THE CONTRACTOR

         16.1 Performance of services under this Contract may be terminated in whole by CONTRACTOR, when such action is deemed by CONTRACTOR to be in its best interest. Termination of work shall be effected by delivery to COUNTY of a sixty (60) day written Notice of Termination specifying the date upon which such termination becomes effective.

         16.2 After delivery of the Notice of Termination, CONTRACTOR shall stop services under this Contract on the date specified in the Notice of Termination.

         16.3 After delivery of a Notice of Termination, CONTRACTOR shall submit to COUNTY, in the form and with the certifications as may be prescribed by COUNTY, its final termination statement. Such statement shall be submitted promptly but not later than three (3) months from the effective date of termination. Upon failure of CONTRACTOR to submit its termination statement within the time allowed, COUNTY may determine on the basis of the information available to COUNTY, the amount, if any, due to COUNTY with respect to the termination and such determination shall be final. After such determination is made, CONTRACTOR shall pay COUNTY the amount so determined.

         16.4 Subject to the provisions of the paragraph immediately !above, COUNTY and CONTRACTOR shall negotiate an equitable amount to be paid COUNTY as a result of the termination of work pursuant to this Section. Said amount may include a reasonable allowance for CONTRACTOR'S profit on work done but shall not include an allowance on work terminated. CONTRACTOR shall pay the agreed amount; subject to other limitations and provided that such amount shall not exceed -the total funding obligated under this Contract as reduced by the amount of payments otherwise made, . including the deposit specified in Section 2.4.

17.0     TERMINATION FOR DEFAULT OF CONTRACTOR

         17.1 COUNTY may, subject to the provisions outlined below, by written notice of default to CONTRACTOR, terminate, in whole or in part, this Contract, in the following circumstances:

                  17.1.1 If CONTRACTOR fails to comply with applicable statutory provisions and requirements or with the standards imposed by this Contract and by the Correctional Administrator, such failure may be cause for termination of the Contract, COUNTY shall. provide sixty (60) days written notice to CONTRACTOR of the lack of compliance and that the Contract may be cancelled if the specified deficiencies are not corrected within the period of time designated in the notice after receipt of notice from CONTRACTOR specifying such deficiency. In the event the situation poses a serious threat to public safety, COUNTY may give shorter notice, or cancel the entire Contract, without notice, pursuant to Penal Code
                  Section 1203.016(J)(3).

         17.2 In the event COUNTY terminates this Contract in whole or in part as provided in this Section, COUNTY may procure, upon such terms and in such manner as COUNTY may deem appropriate, services similar to those terminated, either from a remaining CONTRACTOR subject to a similar Contract, or otherwise, and CONTRA CTOR shall be liable to COUNTY for any costs incurred in securing similar services.

         17.3 If, after notice of termination of this Contract pursuant to the provisions of this Section, it is determined fox, any reason that CONTRACTOR was not in default under the provisions of this Section or that the default was excusable, the rights and obligations of the parties shall be the same as if the notice of termination had been issued pursuant to Section 15.0 entitled "Termination for Convenience of the COUNTY".

18.0 DEFAULT FOR INSOLVENCY

         18.1 COUNTY may cancel this Contract f or default in the event of the occurrence of any of the following:

                  18.1.1 Insolvency of CONTRACTOR. CONTRACTOR shall be deemed insolvent if it has ceased to pay its debts in the ordinary course of business or cannot pay its debts as they become due whether it has committed an act of bankruptcy or not, and whether insolvent within the meaning of the Federal Bankruptcy Law or not;

                  18.1.2 The filing of a voluntary petition to bankruptcy;

                  18.1.3 The appointment of a Receiver or Trustee for CONTRACTOR;

                  18.1.4 The execution by CONTRACTOR of an assignment, for the benefit of creditors.

19.0 INDEPENDENT CONTRACTOR STATUS

This Contract is by and between the County of Orange and CONTRACTOR and is not intended and shall not be construed to create a relationship of agent, servant, employee, joint venture, or association as between

COUNTY and CONTRACTOR. CONTRACTOR understands and agrees that all persons furnishing services to COUNTY pursuant to this Contract are, for purposes of Workers' Compensation liability, employees solely of CONTRACTOR and not employees of COUNTY. CONTRACTOR shall bear the sole responsibility and liability for furnishing Workers, Compensation benefits to any person for injuries arising from or connected with- services performed on behalf of CONTRACTOR pursuant to this Contract.

20.0     SUBCONTRACTING

         20.1 No performance of this Contract or any portion thereof may be subcontracted by CONTRACTOR without the express written consent of ADMINISTRATOR. Any attempt by CONTRACTOR to subcontract any performance of the terms of this Contract without the express written consent of ADMINISTRATOR shall be null and void and shall constitute a breach of the terms of this Contract. In the event of such a breach, this Contract may be terminated forthwith.

         20.2 In the event that ADMINISTRATOR should consent to subcontracting, each and all of the provisions for- this contract and any amendment thereto shall extend to and be binding upon and inure to the benefit of the successors or administrators of the respective parties.

         20.3 In the event that ADMINISTRATOR should consent to subcontracting, the CONTRACTOR Shall include in all subcontracts the following provision: "This contract is a subcontract under the terms of a prime contract with the County of Orange. All representations and warranties ,hall inure to the benefit of the County of Orange."

21.0 INDEMNIFICATION

         21.1 COUNTY, its officers, agents and employees shall not be deemed to have assumed any liability for the negligence or any other act or omission of CONTRACTOR or any of its officers, agents or employees, or for any dangerous or defective condition of any work or property of CONTRACTOR.

CONTRACTOR shall indemnify and hold COUNTY, its officers, agents and employees free and harmless from any claim or liability whatsoever, based or asserted upon the condition of any work or property of CONTRACTOR, or upon any act or omission of CONTRACTOR, its officers, agents, employees, related to this Contract, for property damage, bodily injury or death or any other element of damage of any kind or nature, and CONTRACTOR shall defend at its expense including attorney fees, COUNTY, its officers, agents and employees in any legal action or claim of any kind based upon such condition Of work or property, or alleged acts or omissions.

         21.2 COUNTY shall indemnify and hold CONTRACTOR, its officers, agents and employees free and harmless from any claim or liability whatsoever, based or asserted upon any act or omission of COUNTY, its officers, agents and employees related to this Contract, for property damage, bodily injury or death or any other element of damage of any kind or nature, and COUNTY shall defend, at its expense including attorney fees, CONTRACTOR, its officers, agents, employees in any legal action or claim of any kind based upon such alleged acts or omission.

22.0     INSURANCE

         Without limiting CONTRACTOR'S indemnification of COUNTY, CONTRACTOR shall provide and maintain at its own expense during the term of this Contract the following programs of insurance covering its operations hereunder. Such programs and evidence of insurance shall be satisfactory to COUNTY and shall be primary to and not contributing with any other insurance maintained by COUNTY. Certificates or other evidence of coverage shall be delivered to Orange County Probation Department, 909 N. Main, Santa Ana, CA 92701, Attention: orange County Correctional Administrator, Supervised Electronic Confinement Program, prior to commencing services under this Contract, or at any time requested by the Orange County Board of Supervisors or the ADMINISTRATOR. Such evidence ,.hall specifically identify this Contract and shall contain express conditions that COUNTY is to be given written notice by registered mail at least thirty (30) days in advance of any modification or termination of insurance:

         22.1 Liability: Such insurance shall be provided by a. company 'authorized to do surety business in California, and shall be endorsed naming the County of Orange as an additional insured, and shall include, but not be limited to:

                  22.1.1 General Liability insurance from a company authorized to do surety business in California, written on a commercial general liability form or on a comprehensive general liability form covering the hazards of premises/operations, contractual, independent contractors, products/ completed operations, broad form property, damage, and personal injury with a combined single limit of not less than one million dollars ($1,000,000) per occurrence.

                  a. If written with an annual aggregate limit, the policy limit shall be three (3) times the above required occurrence limit upon such condition of work or property, or alleged acts or omissions.

                  b If written on a claims made form, the CONTRACTOR shall continue to name the County of Orange as an additional insured or provide an extended two (2) year reporting period commencing upon termination or cancellation of this Contract.

                  22.1.2 Comprehensive Auto Liability Insurance endorsed for all owned, non-owned, and hired vehicles with a combined single limit of at least $300,000 per occurrence.

         22.2 Worker's Compensation: A program of Workers' Compensation Insurance in an amount and form to meet all applicable requirements of the Labor Code of the State of California, including Employers Liability with a $1,000,000 limit covering all persons providing services on behalf of CONTRACTOR and all risk to such persons under this Contract.

         22.3 Failure on the part of CONTRACTOR to procure or maintain required insurance shall constitute a material breach of contract upon which COUNTY may immediately terminate or suspend this Contract.

         22.4 ADMINISTRATOR shall review, on an annual. basis, CONTRACTOR'S procurement of insurance to ensure compliance with the financial responsibility required by California .Penal Code
                  Section 1203.016(j)(3)(B)(iii, iv, and v); and for adjustment of required insurance if warranted by caseload changes or other factors.

23.0 COVENANT AGAINST CONTINGENT FEES

         CONTRACTOR warrants and represents that no person or selling agency has been employed or retained to solicit or secure this Contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee excepting bona fide employees or bona fide established commercial or selling agencies maintained or employed by CONTRACTOR for the purpose of securing business.

         For breach or violation of this warranty, COUNTY shall have the right to terminate this Contract, and, in its sole discretion, to deduct from the contract price or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage or contingent fee.

24.0     GOVERNING LAWS

         This Contract shall be construed in accordance with and governed by the laws of the State of California.

25.0     COMPLIANCE WITH LAWS

         25.1 CONTRACTOR agrees to comply with all applicable Federal, State and local laws, rules, regulations and ordinances, including, but not limited to, California Penal Code Sections 1203.016, 1208.2, 1208.3, 1208.5, and 2900.5, and all provisions required thereby to be included herein, are hereby incorporated by this reference.

         25.2 CONTRACTOR specifically agrees to comply with all appropriate state and local building, zoning, health, safety, and fire statutes, ordinances and regulations specified in California Penal Code Section 1208(a), in accordance with California Penal Code Section 1203.016(j) .

         25.3 CONTRACTOR specifically agrees to operate in compliance with any available standards promulgated by State correctional agencies and bodies, in accordance with California Penal Code
                  Section 1203.016(j)(3)(B)(i.).

         25.4 CONTRACTOR shall indemnify and hold COUNTY harmless from any loss, damage or liability resulting from a violation on the part of CONTRACTOR of such laws, rules, regulations and ordinances.


26.0     CHANGES AND AMENDMENTS OF TERMS

         COUNTY reserves the right to change any portion of the work required under this Contract, or amend such other terms and conditions which may become necessary. Any such revisions shall be accomplished in the following manner:

         26.1 For any change which does not materially affect the scope of work, period of performance, payments, or any other term or condition included under this Contract, a Change Notice -shall be prepared and signed by the ADMINISTRATOR or his designee and CONTRACTOR'S Project Manager.

         26.2 For any revision which materially affects the scope of work, period of performance, payments, or any term and condition included in this Contract, a negotiated modification to this Contract shall be executed by the COUNTY Board of Supervisors and CONTRACTOR.

         26.3 As used herein, the term "materially" is defined as being a change of more than (10%) ten percent of the contractual agreement, a change of more than one hundred eighty (180) days to any period of performance or a change in the work required which, in the sole discretion of the ADMINISTRATOR or his designee warrants execution by the Board of Supervisors.

27.0     ASSIGNMENT

         This Contract, or any interest therein, including any claims for monies due or to become due with respect thereto, may be assigned only upon the written consent of the other party and any prohibited assignment shall be null and void. Any payments to any assignee of any claim under this Contract, in consequence of such consent, shall be subject to set-off, recoupment or other reduction for any claim which one party may have against the other.

28.0     GRATUITIES

         COUNTY may, by written notice to CONTRACTOR, terminate the right of that CONTRACTOR to proceed under this Contract upon one (1) calendar day's notice, if it is found that gratuities in the form of entertainment, gifts, or otherwise are offered or given by the CONTRACTOR, or any agent or representative of CONTRACTOR, to any officer or employee of COUNTY with a view towards securing a contract or securing favorable treatment with respect to the awarding, or amending, or the making of any such determination with respect to the performance of such Contract. In the event of such termination, COUNTY shall be entitled to pursue the same remedies against the CONTRACTOR as it could pursue in the event of default by CONTRACTOR.

29.0     RECORD RETENTION AND INSPECTION

         Within ten (10) days of a written request from COUNTY, CONTRACTOR shall allow COUNTY or authorized State and Federal agencies to have access to and examine, audit, excerpt, copy or transcribe any pertinent transaction, activity, time cards or other records relating to this Contract. Such material, including all pertinent cost accounting, financial records and proprietary data, shall be kept and maintained by CONTRACTOR for a period of five (5) years after completion of this Contract, or until such time as all audits are complete, whichever is later. In the event records are located outside the County of Orange, CONTRACTOR shall pay COUNTY for travel and per them costs connected with any inspection or audit.

30.0     AUDIT

         At any time during the term of this Contract or at any time after the expiration or termination of this Contract, authorized representatives of COUNTY may conduct an audit of CONTRACTOR regarding the services provided to COUNTY.

31.0     PUBLICITY

         CONTRACTOR shall not disclose any details in connection with this Contract to any party, except as may be otherwise provided herein or required by law. However, in recognizing CONTRACTOR'S need to identify its services and promote business, COUNTY shall not inhibit CONTRACTOR from publicizing its role under this Contract provided the following conditions are met:

         31.1 CONTRACTOR shall develop all publicity material in a professional manner and provide\copies of such material to the COUNTY Project Director; and

         31.2 During the course of performance of this Contract, CONTRACTOR, its employees, agents, and officers shall not publish or disseminate commercial advertisements, press releases, opinions or feature articles, using the name of COUNTY without the prior written consent of ADMINISTRATOR.

32.0     NOTICE OF DELAYS

         Except as otherwise expressly provided herein, when either party has knowledge that any actual or potential situation is delaying or threatens to delay the timely performance of this Contract, that party shall, within five (5) days, give notice thereof, including all relevant information with respect thereto, to the other party.

33.0     VALIDITY

         The invalidity in whole or in part of any provision of this Contract-shall not void or affect the validity of any other provision.

34.0     WAIVER

         Waiver of a breach of any provision of this Contract by COUNTY shall not constitute a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of this Contract. Failure of COUNTY to enforce at any time, or from -time to time, any provision of this Contract, shall not be construed as a waiver thereof. The remedies of COUNTY herein shall be cumulative and in addition to any other remedies in law or equity.

35.0     NOTICES

         35.1 Notices required or permitted to be given under the terms of this Contract or by any law now or hereafter in effect may, at the option of the party giving notice, be given by enclosing the same in a sealed envelope addressed to the party for whom intended and by depositing such envelope with postage prepaid in the United States Post Office or substation thereof, or any public mail box; and any such notice and the envelope containing same shall be addressed to CONTRACTOR at his place of business, or such other place As may be hereinafter designated in writing by CONTRACTOR, as follows:

                           Sentencing Concepts, Inc.
                           1815 E. Center Street, Suite 201
                           Anaheim, California 92805

The notices and envelopes containing same to COUNTY shall be addressed to:

                           Michael Schumacher, Orange County
                               Correctional Administrator
                           Orange County Probation Department
                           P.O. Box 10260
                           Santa Ana, CA 92711

         34.2 ADMINISTRATOR shall have authority to execute all notices required or permitted to be given herein.

36.0     IMMIGRATION REFORM AND CONTROL ACT OF 1986

         CONTRACTOR warrants that it fully complies with all laws regarding employment of aliens and others, and that all its employees performing services hereunder meet the citizenship or alien status requirements contained in Federal and State statutes and regulations including, but not limited to, the Immigration Reform and Control Act of 1986 (P.L. 99-603). CONTRACTOR shall obtain, from all covered employees performing serviceshereunder, all-verification and other documentation of employment eligibility status required by Federal statutes and regulations as they currently exist and as they may be hereafter amended. CONTRACTOR shall retain such documentation for all covered employees for the period prescribed by law. CONTRACTOR shall indemnify, defend, and hold harmless, the COUNTY, its officers and employees from employer sanctions and any other liability which may be assessed against CONTRACTOR or COUNTY or both in connection with any alleged violation of Federal statutes or regulations pertaining to the eligibility for employment of persons performing services under this Contract.

37.0     ASSURANCE OF COMPLIANCE WITH CIVIL RIGHTS LAWS

         CONTRACTOR hereby assures that it will comply with Subchapter VI of the Civil Rights Act of 1964, 42 USC Sections 2000e through 2000e (17), to the end that no person shall, on the grounds of race, creed, color, sex, or national origin, be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under this Contract or under any project, program, or activity supported by this Contract.

38.0     NONDISCRIMINATION IN EMPLOYMENT

         38.1 CONTRACTOR certifies and agrees that all persons employed by it, its affiliates, subsidiaries, or holding companies, 'are and will be treated equally by it without regard to or because of race, color, religion, ancestry, national origin, sex, age or condition of physical or mental disability, marital status, or political affiliation, in compliance with all applicable Federal and State anti-discrimination laws and regulations.

         38.2 CONTRACTOR shall take affirmative action to ensure that qualified applicants are employed and that employees are treated during employment, without regard to their race, color, religion, sex, ancestry, national origin, age or condition of physical or mental disability or marital status, or political affiliation or Vietnam veterans. Such action shall include, but is not limited to, the following: employment, upgrading, demotion, transfer, recruitment, or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship.

         38.3 CONTRACTOR shall deal with its COUNTY approved vendors without regard to, or because of, race, color, religion, ancestry, national origin, sex, age or condition of physical or mental disability or marital status, or political affiliation.

         38.4 CONTRACTOR shall give COUNTY representatives access to its employment records during regular business hours to verify compliance with the provisions of this Section when so requested by COUNTY.

         38.5 If COUNTY finds that any of the above provisions have been violated, the same shall constitute a material breach of this Contract upon which COUNTY may determine to, cancel, terminate,, or suspend this Contract. While COUNTY reserves the right to determine independently that the anti-discrimination provisions of this Contract have been violated, in addition, a determination by the California Fair Employment Practices Commission or the Federal Equal Employment Opportunity Commission that CONTRACTOR has violated State and Federal anti-discrimination laws or regulations shall constitute a finding by COUNTY that CONTRACTOR has violated the anti-discrimination provisions of this Contract.

         38.6 The parties agree that in the event CONTRACTOR violates the above anti -discrimination provisions in the performance of this Contract, COUNTY shall, at its option be entitled to a sum of five hundred ($500.00) pursuant to California Civil Code Section 1671 as liquidated damages in lieu of canceling, terminating or suspending this Contract.

39.0     CONFLICT OF INTEREST

         CONTRACTOR represents and warrants that no COUNTY employee whose position in COUNTY enables him/her to influence the award of this Contract, and no spouse or economic dependent of such employee is or shall be employed in any capacity by CONTRACTOR herein or does or shall have any direct or indirect financial interest in this Contract. CONTRACTOR shall sign the "Certificate of Compliance with Orange County Conflict of Interest Policy", attached hereto as Exhibit 7.0 and incorporated herein by reference. CONTRACTOR shall retain the original certificate and forward a copy to COUNTY Project Director within five
         (5) business days of the commencement of this Contract.

40.0 ASSURANCE OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT CONTRACTOR hereby assures that it will comply with the Americans with Disabilities Act of 1990, 42 U.S.C., Sections 12101 et. seq., to ensure that qualified disabled individuals shall be reasonably accommodated in accordance with the Act, and the CONTRACTOR shall not exclude from participation in, or deny the benefit of, or otherwise subject a disabled individual to discrimination under this Contract, or under any project, program, or activity supported by this Contract.

41.0     CONFIDENTIALITY

         CONTRACTOR shall maintain the confidentiality of all its records, including but not limited to billings, COUNTY records, and audit records, in accordance with all applicable Federal, State and local laws, regulations, ordinances and directives relating to confidentiality.

         CONTRACTOR shall inform all of its officers, employees, and agents providing services hereunder of the confidentiality provisions of -this Contract. As a condition of employment, all employees of CONTRACTOR assigned to this contract or having access to information pertaining to this contract shall sign and adhere to "Confidentiality of CORI Information", Exhibit 2.0, attached hereto and incorporated herein by reference.

         CONTRACTOR shall be responsible for safeguarding all Probation Department information provided for use by the CONTRACTOR.

         CONTRACTOR specifically agrees to comply with California Penal Code Sections 1203.05, 1203.10, and 11140 which govern the confidentiality of adult probation records.

42.0     CONTINGENT FUNDING

         The obligations of COUNTY under this Contract are contingent upon the availability of County funds n of sufficient funds for the services hereunder in the budget approved by the Orange County Board of Supervisors each fiscal year this Contract is in effect. In the event that such funding is terminated or reduced, COUNTY may reduce its obligations hereunder or terminate this Contract. The decision of COUNTY shall be binding on CONTRACTOR. COUNTY shall provide CONTRACTOR with written notification of such determination.

43.0     AUTHORIZATION WARRANTY

         CONTRACTOR represents and warrants that the signatory to this Contract is fully authorized to obligate CONTRACTOR hereunder and that all corporate acts necessary to the execution of this Contract have been accomplished.

44.0     MERGER

         The Technical Exhibits as stated below form a part of this Contract. In the event of any conflict in the definition or interpretation of any word, responsibility, service, or schedule between the Contract and the following Exhibits, said conflict or inconsistency shall be resolved by giving precedence first to the main body of this contract (i.e., those provisions set forth in the Recitals and Articles of this Contract), and then to the Exhibits in the order that they appear.

45.0     ENTIRE AGREEMENT

         This Contract and the attached Exhibits 1.0 through 7.0, which are incorporated-,herein by reference, constitute the complete and exclusive statement of understanding between the parties which supersedes all previous Contracts, written or oral, and all other communications between the parties relating to the subject matter of this Contract.

         IN WITNESS THEREOF, the parties have executed this Agreement, in the County of Orange, State of California.




BY Dan Verwiel                                                 DATED:  8/6/96
     SENTENCING  CONCEPTS, INC.

COUNTY OF ORANGE


BY Roger R. Stanton                                            DATED:  8/20/96
    CHAIRMAN OF THE BOARD
    OF SUPERVISORS

SIGNED AND CERTIFIED THAT A COPY
OF THIS DOCUMENT HAS BEEN DELIVERED
TO THE CHAIRMAN OF THE BOARD.



BY                                                            DATED:  9/6/96
    CLERK OF THE BOARD OF SUPERVISORS
    of Orange County, California


BY                                                            DATED:  9/6/96
    MICHAEL A. SCHUMACHER
Chief Probation Officer/ County Correctional Administrator


APPROVED AS TO FORM
LAURENCE M. WATSON
COUNTY COUNSEL
ORANGE COUNTY, CALIFORNIA


BY:
     DEPUTY COUNTY COUNSEL                                    DATED:  7/22/96


                                      41